Exhibit 99.1

Contact:
Solar EnerTech Corp.	CCG Investor Relations
Phone: +86-21-6886-2220	Mr. Mark Collinson, Partner
http://www.solarE-power.com	Phone : +1-310-954-1343
Email : mark.collinson@ccgir.com
www.ccgirasia.com

For Immediate Release

Mountain View, CA, August 15, 2011 – Solar EnerTech Corp. (OTCQB: SOEN) (the "Company") today announced unaudited financial results for the third quarter ended June 30, 2011.

Third Quarter 2011 Highlights:
•
Revenue for the third quarter 2011 was $12.2 million, composed entirely of solar module sales.  In comparison, revenue for the third quarter 2010 was $16.4 million, composed of $15.8 million in solar module sales, $0.2 million in solar cell sales and $0.4 million in resale of raw materials.

•	Gross loss for the third quarter 2011 was of $0.6 million compared to a gross profit of $1.3 million in the third quarter 2010.

SOLAR MODULES
	Q-3 2011	Q-3 2010	% Increase (Decrease)
Solar Module Shipments	7.7 MW	8.6 MW	(10%)
Avg. Selling Price ($ / watt)	$1.58	$1.64	(4%)

	FY 2011 YTD	FY 2010 YTD	% Increase (Decrease)
Solar Module Shipments	21.7 MW	24.3 MW	(11%)
Avg. Selling Price ($ / watt)	$1.73	$1.82	(5%)

Total module shipments decreased 10% to 7.7 MW in the third quarter of fiscal year 2011 compared to 8.6 MW in the third quarter of fiscal year 2010.

Revenue for the third quarter of fiscal year 2011 decreased 25% to $12.2 million compared to $16.4 million in the third quarter a year ago. Revenue for the third quarter of fiscal year 2011 was comprised of approximately $12.2 million in solar module sales. 95% of the solar module sales were sold to Europe and Australia. Revenue for the third quarter of fiscal year 2010 was comprised of approximately $15.8 million in solar module sales, $0.2 million in solar cell sales and $0.4 million in resale of raw materials. The decrease in revenue compared to the prior year period was driven by the decrease in average selling price and decline in solar module and cell shipments.  Average selling price for solar modules decreased from $1.64 per watt in the three months ended June 30, 2010 to $1.58 per watt in the three months ended June 30, 2011. Solar module shipments decreased from 8.6 MW in the three months ended June 30, 2010 to 7.7 MW in the three months ended June 30, 2011. The decline in shipments for both solar module and cells was mainly due to a downturn in major European solar markets, which has left module supply well in excess of demand.

Gross loss for the third quarter of fiscal year 2011was of $0.6 million compared to a gross profit of $1.3 million in the third quarter of fiscal year 2010. Gross margin for the third fiscal quarter 2011 was negative 5% compared to 8% in the same period a year ago. The decrease in gross profit was primarily due to a decrease in average selling price for solar modules and lower sales volume.  The decrease in production volume resulted in higher fixed production cost per unit, which caused the total margin to decrease.

Total operating expenses for the third quarter of fiscal year 2011 were $1.4 million, which included $0.7 million in non-cash stock compensation expenses. Excluding this non-cash item, operating expenses for the third quarter of fiscal year 2011 were $0.7 million, or 6% of total net sales. In comparison, total operating expenses for the third quarter of fiscal year 2010 were $2.5 million, which included $0.7 million in non-cash stock compensation expenses. Excluding the non-cash item, operating expense for the third fiscal 2010 quarter was $1.8 million, or 11% of total net sales.

Net loss for the third quarter of fiscal year 2011 was $1.3 million, or $0.01 per basic and diluted share, compared to a net loss of $0.7 million, or $0.004 per basic and diluted share, for the same period in fiscal year 2010. The increase in net loss in the third quarter fiscal 2011 was primarily due to lower operating income, and lower gains in fair market value of a warrant liability and a compound embedded derivative in the third quarter fiscal 2011, somewhat offset by zero loss on an impairment of investment compared with a $1.0 million loss in the same quarter a year ago.

Leo Shi Young, the Company’s Chief Executive Officer, stated, “Our shipments decreased during the third fiscal quarter after the European market was hit by a downturn for the first time in two years and average selling prices continued to decrease.  At the same time, although our customers in Australia have recovered from the aftermath of the country’s flood earlier this year, they are still slow in ordering solar modules.”

“In spite of the temporary market downturn, we continue to be committed in maintaining our product quality at lower selling prices. We will continue to ship quality products and provide excellent services to support our customers as we believe that quality has become more critical in the current market in order to differentiate us from our competitors.”

“In response to the challenging markets we face, the Company will reassess its focus and strategy to optimize channel positioning, vertical integration, and geographical diversification. The Company has recently commenced market exploration in Africa, where the Company will be building a pilot project as a showcase to open the African market, and China, where the Company looks forward to participating in the increased market opportunities in large PV installations.” concluded Mr. Young.

Nine Month Results

Revenue for the nine months ended June 30, 2011, was $38.4 million compared to $51.8 million for the same period in fiscal year 2010, a decrease of 26%.  Gross profit for the nine months ended June 30, 2011 was $0.3 million compared to $4.2 million for the nine months ended June 30, 2010.  Total operating expenses were $0.1 million, or 0.4% of sales, compared to $26.1 million, or 50% of sales, for the same period last year, a decrease of 99%.

Net income for the nine months ended June 30, 2011 was $0.5 million, or $0.003 and $0.002 per basic and diluted share, respectively, compared to a net loss of ($23.7) million, or ($0.18) per basic and diluted shares in the same period in fiscal year 2010. The net income in the nine months ended June 30, 2011 was substantially affected by a $5.8 million reversal of a payroll-related tax accrual. The net loss in the nine months ended June 30, 2010 includes non-cash debt restructuring charges of $18.5 million and an impairment loss of $1.0 million on the Company’s investment in 21-Century Silicon, both amounts are stated before tax.

Financial Position

As of June 30, 2011, the Company’s assets included $2.3 million in cash and cash equivalents, $10.1 million of accounts receivable, $0.5 million of prepayments primarily from the purchase of raw materials, $3.2 million of inventories, and $0.5 million of VAT and other receivables.

As of June 30, 2011, the Company’s liabilities included $12.9 million of accounts payable, customer advance payments and accrued liabilities, $1.0 million of short-term loans, $0.1 million of derivative liabilities and $0.1 million of warrant liabilities. As of June 30, 2011, the Company also recorded a $1.4 million liability for an outstanding Series B-1 convertible note. The note bears an interest rate of 6% per annum and is due on March 19, 2012.

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Mountain View, California.  The Company has established a sophisticated 67,107-square-foot manufacturing facility at Jinqiao Modern Technology Park in Shanghai, China. The Company currently has two 25 MW solar cell production lines and a 50 MW solar module production facility.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to develop higher efficiency cells and to put the results of that research to use in its manufacturing processes.  Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production.  For additional information regarding the Company, please visit http://www.solarE-power.com.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

(Unaudited Financial Statements on Next Page)

Solar EnerTech Corp
Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010

Sales	$12,203,000	$16,355,000	$38,390,000	$51,799,000
Cost of sales	(12,762,000)	(15,051,000)	(38,080,000)	(47,637,000)
Gross profit (loss)	(559,000)	1,304,000	310,000	4,162,000

Operating expenses:
Selling, general and administrative	1,394,000	2,475,000	5,799,000	7,243,000
Research and development	63,000	54,000	216,000	287,000
Loss (gain) on debt extinguishment	(23,000)	-	(55,000)	18,549,000
Reversal of payroll related tax accrual	-	-	(5,817,000)	-
Total operating (income) expenses	1,434,000	2,529,000	143,000	26,079,000

Operating income (loss)	(1,993,000)	(1,225,000)	167,000	(21,917,000)

Other income (expense):
Interest income	-	1,000	4,000	5,000
Interest expense	(67,000)	(59,000)	(247,000)	(5,383,000)
Gain on change in fair market value
of compound embedded derivative	181,000	717,000	263,000	1,115,000
Gain on change in fair market value
of warrant liability	628,000	1,393,000	853,000	4,369,000
Impairment loss on investment	-	(1,000,000)	-	(1,000,000)
Other expense	(60,000)	(485,000)	(510,000)	(929,000)
Net income (loss)	$(1,311,000)	$(658,000)	$530,000	$(23,740,000)

Net income (loss) per share - basic	$(0.01)	$(0.004)	$0.003	$(0.18)
Net income (loss) per share - diluted	$(0.01)	$(0.004)	$0.002	$(0.18)

Weighted average shares outstanding - basic	161,543,403	156,502,573	160,990,033	128,327,753
Weighted average shares outstanding - diluted	161,543,403	156,502,573	170,925,106	128,327,753

Solar EnerTech Corp
Consolidated Balance Sheets

	June 30, 2011	September 30, 2010
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,250,000	$6,578,000
Accounts receivable, net of allowance for doubtful accounts of
$443,000 and $42,000 at June 30, 2011 and September 30, 2010, respectively	10,094,000	6,546,000
Advance payments and other	510,000	1,274,000
Inventories, net	3,166,000	4,083,000
VAT receivable	249,000	870,000
Other receivable	252,000	690,000
Total current assets	16,521,000	20,041,000
Property and equipment, net	8,999,000	8,874,000
Other assets	749,000	735,000
Deposits	80,000	102,000
Total assets	$26,349,000	$29,752,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$9,898,000	$7,895,000
Customer advance payment	353,000	2,032,000
Accrued expenses	2,670,000	2,596,000
Accounts payable and accrued liabilities, related parties	-	5,817,000
Short-term loans	1,008,000	1,312,000
Convertible notes, net of discount	1,443,000	-
Derivative liabilities	133,000	-
Warrant liabilities	49,000	-
Total current liabilities	15,554,000	19,652,000
Convertible notes, net of discount	-	1,531,000
Derivative liabilities	-	422,000
Warrant liabilities	-	902,000
Total liabilities	15,554,000	22,507,000

STOCKHOLDERS' EQUITY:
Common stock - 400,000,000 shares authorized at $0.001 par value, 172,710,388 and 170,338,954 shares issued and outstanding at June 30, 2011 and
September 30, 2010, respectively	172,000	170,000
Additional paid in capital	99,874,000	97,656,000
Other comprehensive income	3,555,000	2,755,000
Accumulated deficit	(92,806,000)	(93,336,000)
Total stockholders' equity	10,795,000	7,245,000
Total liabilities and stockholders' equity	$26,349,000	$29,752,000